Exhibit 99.1

THE CHILDREN’S PLACE REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS

Reports Third Consecutive Quarter of Adjusted Operating Profits

Net Sales of $409 million for Fourth Quarter and $1.386 billion for Full Year

Significant Improvement in Gross Profit Margin to 29% for Fourth Quarter and 33% for Full Year

Lowest Level of SG&A Spending in more than 15 Years during Fourth Quarter and Full Year

Improvement in Operating Income of $68.6 million for Fourth Quarter 2024 versus 2023

Significant Improvement in Liquidity Position with Completion of

$90 Million Rights Offering subsequent to Year-End

Secaucus, New Jersey – April 11, 2025 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty retailer in North America with an omni-channel portfolio of brands and an industry-leading digital-first model, today announced financial results for the fourth quarter ended February 1, 2025.

Muhammad Umair, President and Interim Chief Executive Officer said, “During the fourth quarter, we continued our efforts to expand gross margin, reduce inefficient SG&A spending and remain laser-focused on improving the profitability of the business, which has enabled us to achieve a third consecutive quarter of adjusted operating profits. As expected, along with the ongoing transformation of our business model, these strategic changes and other macroeconomic headwinds have continued to put pressure on top-line sales. However, we remain extremely pleased with the resulting sequential improvement in the gross profit margin for all four quarters this year.”

Mr. Umair added, “With the recent completion of our rights offering, we were also successful in deleveraging our balance sheet. We were able to raise additional capital of $90 million, with $29.8 million in gross cash proceeds, and the remaining $60.2 million being used to pay down a substantial portion of our first term loan from Mithaq. A pro forma balance sheet has been presented in this press release to reflect the impact of the rights offering on our balance sheet, had it been settled prior to the close of our fiscal 2024 year-end.”

Mr. Umair continued, “Looking ahead for fiscal 2025, we remain determined to deliver profitable top-line sales as we continue to refine our omni-channel strategy and rebalance our product mix, by offering relevant product that resonates with parents. As we continue to optimize our marketing spend, we will re-invest in a revitalized loyalty program with a best-in-class unified customer database that will allow us to acquire, retain and reactivate our customers. As part of our reimagined business strategy, we are committed to strengthening and enhancing our store portfolio by improving the performance of our existing store fleet, while developing innovative designs to be used in targeted store openings for both The Children’s Place and Gymboree brands in the back-half of 2025 and beyond.

Our Executive Chairman, Turki S. AlRajhi, provides a long-term outlook for the Company, with further details on these strategic initiatives and other business priorities, in his letter to shareholders that can be found on our corporate website at: https://corporate.childrensplace.com/chairmans-letters.”

Mr. Umair concluded, “At a time when many families are already feeling pressure on their wallets, potential tariffs could represent additional headwinds for the apparel sector. We do expect margin pressure as a result, though we believe our existing country migration and diversification strategies have us well-positioned to partially offset potential impacts. At the same time, we see an opportunity as families grow increasingly value-conscious to continue to deliver quality at accessible prices, which can position us to capture trade-down traffic and support our customers when they need us most.”

Fourth Quarter 2024 Results

Net sales decreased $46.4 million, or 10.2%, to $408.6 million in the three months ended February 1, 2025, compared to $455.0 million in the three months ended February 3, 2024. The decrease in net sales was driven by a combination of the anticipated decrease in e-commerce revenue, as the Company proactively rationalized its unprofitable promotional strategies, inflated marketing spending and “free shipping” offers to improve profitability. The Company also experienced a decrease in brick-and-mortar revenue due to a lower store count and lower sales volume. This was partially offset by an increase in wholesale revenue, as we continue to strengthen relationships with our partners. We are exploring opportunities to expand our wholesale relationships and identify new revenue streams that can drive further revenue growth and profitability.

Comparable retail sales decreased 15.3% for the quarter, largely driven by the planned decrease in e-commerce revenue, as the Company proactively sacrificed unprofitable sales to improve profitability.

Gross profit increased $17.7 million to $116.6 million in the three months ended February 1, 2025, compared to $98.9 million in the three months ended February 3, 2024. The gross margin rate increased 680 basis points to 28.5% during the three months ended February 1, 2025, compared to 21.7% in the prior year period. The increase in margin was caused by a combination of factors, including reductions in product input costs, including cotton and supply chain costs, which negatively impacted margins in the prior year. These improvements in input costs were combined with the success of the Company’s strategies to rationalize profit-draining promotions and limit unprofitable shipping offers, in addition to optimized shipping carrier rates, which resulted in a significant reduction in freight costs.

Selling, general, and administrative expenses were well-controlled at $100.6 million in the three months ended February 1, 2025, compared to $117.6 million in the three months ended February 3, 2024. Adjusted selling, general, and administrative expenses were $99.5 million in the three months ended February 1, 2025, compared to $118.7 million in the comparable period last year, and leveraged 170 basis points to 24.4% of net sales, despite the planned lower sales. This decrease was due to significant reductions in marketing expenses, as the Company eliminated inflated and unprofitable marketing costs and to a lesser extent, due to reductions in store payroll and corporate payroll. Similar to the third quarter, this represents the lowest level of Adjusted selling, general, and administrative expenses in more than 15 years for the fourth quarter of a fiscal year.

Operating income was $6.8 million in the three months ended February 1, 2025, compared to Operating loss of $(61.8) million in the three months ended February 3, 2024. Adjusted operating income was $8.3 million in the three months ended February 1, 2025, compared to an Adjusted operating loss of $(30.9) million in the comparable period last year, and leveraged 880 basis points to 2.0% of net sales.

Net interest expense was $8.7 million in the three months ended February 1, 2025, compared to $8.5 million in the three months ended February 3, 2024. The increase was due to the higher amortization of deferred financing costs associated with the unsecured loans entered into with the Company’s majority shareholder, Mithaq Capital SPC (“Mithaq”), partially offset by lower average interest rates associated with the Company’s revolving credit facility.

Provision for income taxes was $6.1 million in the three months ended February 1, 2025, compared to $58.6 million during the three months ended February 3, 2024. The decrease was primarily driven by the establishment of a valuation allowance against the Company’s net deferred tax assets in the comparable period last year. The Company continues to adjust the valuation allowance based upon its ongoing operating results.

Net loss was $(8.0) million, or $(0.62) per diluted share, in the three months ended February 1, 2025, compared to $(128.8) million, or $(10.24) per diluted share, in the three months ended February 3, 2024. Adjusted net loss was $(9.6) million, or $(0.75) per diluted share, compared to $(92.7) million, or $(7.37) per diluted share, in the comparable period last year.

Fiscal Year 2024 Results

Net sales decreased $216.2 million, or 13.5%, to $1.386 billion in the twelve months ended February 1, 2025, compared to $1.603 billion in the twelve months ended February 3, 2024. The decrease in net sales was primarily due to anticipated declines in e-commerce demand due to the rationalization of promotions, reductions in inflated and unprofitable marketing spend and the strategic decision to change “free shipping” offers, as the Company proactively sacrificed unprofitable sales in an effort to improve profitability. The Company also experienced a decrease in brick-and-mortar revenue due to a lower store count and lower sales volume. This was partially offset by an increase in wholesale revenue, as we continue to strengthen relationships with our partners. Comparable retail sales decreased 13.4% for the twelve months ended February 1, 2025, largely due to the planned decrease in e-commerce revenue.

Gross profit increased $14.2 million to $459.5 million in the twelve months ended February 1, 2025, compared to $445.3 million in the twelve months ended February 3, 2024. The gross margin rate increased 530 basis points to 33.1% during the twelve months ended February 1, 2025, compared to 27.8% in the prior year period. The increase in margin was primarily due to reductions in product input costs, including cotton and supply chain costs, which negatively impacted margins in the prior year. These improvements in input costs were combined with the success of the Company’s strategies to rationalize profit-draining promotions and limit unprofitable shipping offers, in addition to optimized shipping carrier rates, which resulted in a significant reduction in freight costs.

Selling, general, and administrative expenses were $405.6 million in the twelve months ended February 1, 2025, compared to $447.3 million in the twelve months ended February 3, 2024. Adjusted selling, general, and administrative expenses were $370.3 million in the twelve months ended February 1, 2025, compared to $432.5 million in the prior year, and leveraged 30 basis points to 26.7% of net sales. This decrease was due to significant reductions in marketing expenses, as the Company eliminated inflated and unprofitable marketing costs and to a lesser extent, due to reductions in store payroll, corporate payroll and professional fees. The Company was successful in reducing Adjusted selling, general, and administrative expenses by $62.3 million despite an increase in incentive compensation and equity compensation of $11.1 million. This represents the lowest level of Adjusted selling, general, and administrative expenses in more than 15 years for a full fiscal year.

Operating loss was $(13.7) million in the twelve months ended February 1, 2025, compared to $(83.8) million in the twelve months ended February 3, 2024. Operating loss was impacted by incremental expenses of $66.4 million, which included an impairment charge of $28.0 million on the Gymboree tradename, primarily due to reductions in Gymboree sales forecasts, restructuring costs of $11.7 million primarily due to changes in the senior leadership team, several charges due to the Company’s change of control due to the investment in the Company by Mithaq, including $10.8 million of non-cash equity compensation charges and $3.8 million in other fees, and $7.0 million of financing-related charges related to several new financing initiatives. These charges have been classified as non-GAAP adjustments leading to a shift back to profitability with an Adjusted operating income of $52.7 million in the twelve months ended February 1, 2025, or an improvement of $85.2 million compared to an Adjusted operating loss of $(32.5) million in the prior year, and leveraged 580 basis points to 3.8% of net sales.

Net interest expense was $35.7 million in the twelve months ended February 1, 2025, compared to $30.0 million in the twelve months ended February 3, 2024. The increase in interest expense was primarily driven by higher interest-equivalent charges from loans entered into with Mithaq, and higher average interest rates associated with the Company’s revolving credit facility due to the impact of refinancings, partially offset by lower average borrowings on the revolving credit facility.

Provision for income taxes was $8.4 million in the twelve months ended February 1, 2025, compared to $40.7 million during the twelve months ended February 3, 2024. The decrease was primarily driven by the establishment of a valuation allowance against the Company’s net deferred tax assets in the prior year and a shift in the jurisdictional earnings mix. The Company continues to adjust the valuation allowance based upon its ongoing operating results.

Net loss, which included certain non-cash impairment charges, restructuring charges, and charges due to the Company’s change in control, was $(57.8) million, or $(4.53) per diluted share, in the twelve months ended February 1, 2025, compared to $(154.5) million, or $(12.34) per diluted share, in the twelve months ended February 3, 2024. Adjusted net income was $5.5 million, or $0.43 per diluted share, compared to an Adjusted net loss of $(103.3) million, or $(8.25) per diluted share, in the prior year.

Store Update

During the fourth quarter, the Company opened its first new store in more than two years, which was a Gymboree stand-alone store located in Garden State Plaza Mall. The Company closed 16 stores in the three months ended February 1, 2025, and ended the year with 495 stores.

Balance Sheet and Cash Flow

As of February 1, 2025, the Company had $5.3 million of cash and cash equivalents, $40.2 million of borrowing availability under its revolving credit facility and an additional $40.0 million of availability under the unsecured Commitment Letter provided by Mithaq, representing total liquidity of $85.5 million. The Company had $245.7 million outstanding on its revolving credit facility and has not drawn down on its Mithaq credit facility. Additionally, the Company used $117.6 million in operating cash flows in the twelve months ended February 1, 2025.

Inventories were $399.6 million as of February 1, 2025, compared to $362.1 million as of February 3, 2024.

On February 6, 2025, the Company raised $90 million in capital and issued 9.2 million shares of Common Stock, pursuant to the completion of its rights offering. The shares issued were settled through the receipt of $29.8 million in cash, which was substantially used to prepay amounts owed under our revolving credit facility with Wells Fargo and other bank lenders, and a reduction of $60.2 million in the amount owed by the Company under its first term loan from Mithaq. Had the transaction been completed on February 1, 2025, the cash available to prepay our revolving credit facility would have increased to $35.2 million and our aggregate long-term debt due to Mithaq would have decreased to $106.8 million, as of the end of the fiscal year. Refer to the “Pro forma Balance Sheet” presented later in this press release which reflects the impact of the rights offering on the Company’s financial position.

Non-GAAP Reconciliation

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted gross profit, adjusted selling, general, and administrative expenses, and adjusted operating income (loss) are non-GAAP measures, and are not intended to replace GAAP financial information, and may be different from non-GAAP measures reported by other companies. The Company believes the income and expense items excluded as non-GAAP adjustments are not reflective of the performance of its core business, and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business.

Please refer to the “Reconciliation of Non-GAAP Financial Information to GAAP” later in this press release, which sets forth the non-GAAP operating adjustments for the 13-week period and 52-week period ended February 1, 2025, and for the 14-week period and 53-week period ended February 3, 2024.

About The Children’s Place

The Children’s Place is the largest pure-play children’s specialty retailer in North America with an omni-channel portfolio of brands and an industry-leading digital-first model. Its global retail and wholesale network includes two digital storefronts, 495 stores in North America, wholesale marketplaces and distribution in 13 countries through six international franchise partners. The Children’s Place designs, contracts to manufacture, and sells fashionable, high-quality, head-to-toe outfits predominantly at value prices, primarily under its proprietary brands: “The Children’s Place”, “Gymboree”, “Sugar & Jade”, and “PJ Place”. For more information, visit: www.childrensplace.com and www.gymboree.com.

Forward-Looking Statements

This press release contains or may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and results of operations, including adjusted net income (loss) per diluted share. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate,” “believe” and similar words, although some forward-looking statements are expressed differently.

These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially.

Some of these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including in the “Part 1, item1A. Risk Factors” section of its annual report on Form 10-K for the fiscal year ended February 3, 2024.

Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unable to achieve operating results at levels sufficient to fund and/or finance the Company’s current level of operations and repayment of indebtedness, the risk that changes in trade policy and tariff regimes, including newly imposed U.S. tariffs and any responsive non-U.S. tariffs, may impact the Company’s international manufacturing and operations or customers’ discretionary spending habits, the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by changes in economic conditions (including inflation), the risk that changes in the Company’s plans and strategies with respect to pricing, capital allocation, capital structure, investor communications and/or operations may have a negative effect on the Company’s business, the risk that the Company’s strategic initiatives to increase sales and margin, improve operational efficiencies, enhance operating controls, decentralize operational authority and reshape the Company’s culture are delayed or do not result in anticipated improvements, the risk of delays, interruptions, disruptions and higher costs in the Company’s global supply chain, including resulting from disease outbreaks, foreign sources of supply in less developed countries, more politically unstable countries, or countries where vendors fail to comply with industry standards or ethical business practices, including the use of forced, indentured or child labor, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, various types of litigation, including class action litigations brought under securities, consumer protection, employment, and privacy and information security laws and regulations, risks related to the existence of a controlling shareholder, and the uncertainty of weather patterns, as well as other risks discussed in the Company’s filings with the SEC from time to time.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact: Investor Relations (201) 558-2400 ext. 14500

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Net sales	$408,562	$455,034	$1,386,269	$1,602,508
Cost of sales	291,977	356,123	926,808	1,157,234
Gross profit	116,585	98,911	459,461	445,274
Selling, general and administrative expenses	100,574	117,587	405,550	447,343
Depreciation and amortization	9,206	11,652	39,612	47,186
Asset impairment charges	—	31,429	28,000	34,543
Operating income (loss)	6,805	(61,757)	(13,701)	(83,798)
Related party interest expense	(1,939)	—	(6,493)	—
Other interest expense, net	(6,778)	(8,518)	(29,254)	(30,000)
Loss before provision for income taxes	(1,912)	(70,275)	(49,448)	(113,798)
Provision for income taxes	6,078	58,561	8,371	40,743
Net loss	$(7,990)	$(128,836)	$(57,819)	$(154,541)

Loss per common share (1)
Basic	$(0.62)	$(10.24)	$(4.53)	$(12.34)
Diluted	$(0.62)	$(10.24)	$(4.53)	$(12.34)

Weighted average common shares outstanding (1)
Basic	12,805	12,577	12,766	12,522
Diluted	12,805	12,577	12,766	12,522

(1) In connection with the completion of the rights offering on February 6, 2025, the Company’s weighted average common shares outstanding and basic and diluted loss per share were retroactively adjusted for all periods presented by a factor of 1.002.

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Net loss	$(7,990)	$(128,836)	$(57,819)	$(154,541)

Non-GAAP adjustments:
Fleet optimization	571	1,546	1,428	3,086
Restructuring costs	498	(225)	11,678	10,458
Accelerated depreciation	432	597	2,246	1,959
Asset impairment charges	—	31,429	28,000	34,543
Change of control	—	—	14,589	—
Contract termination costs	—	—	7,008	2,961
Credit agreement / lender-required consulting fees	—	1,012	2,390	1,762
Canada distribution center closure	—	—	781	—
Professional and consulting fees	—	—	580	—
Provision for legal settlement	—	3,000	(2,279)	3,000
Settlement payment received	—	(6,461)	—	(6,461)
Aggregate impact of non-GAAP adjustments	1,501	30,898	66,421	51,308
Income tax effect (1)	(3,113)	5,228	(3,113)	(80)
Net impact of non-GAAP adjustments	(1,612)	36,126	63,308	51,228

Adjusted net income (loss)	$(9,602)	$(92,710)	$5,489	$(103,313)

GAAP net loss per common share	$(0.62)	$(10.24)	$(4.53)	$(12.34)

Adjusted net income (loss) per common share	$(0.75)	$(7.37)	$0.43	$(8.25)

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides, adjusted for the impact of any valuation allowance.

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Operating income (loss)	$6,805	$(61,757)	$(13,701)	$(83,798)

Non-GAAP adjustments:
Fleet optimization	571	1,546	1,428	3,086
Restructuring costs	498	(225)	11,678	10,458
Accelerated depreciation	432	597	2,246	1,959
Asset impairment charges	—	31,429	28,000	34,543
Change of control	—	—	14,589	—
Contract termination costs	—	—	7,008	2,961
Credit agreement / lender-required consulting fees	—	1,012	2,390	1,762
Canada distribution center closure	—	—	781	—
Professional and consulting fees	—	—	580	—
Provision for legal settlement	—	3,000	(2,279)	3,000
Settlement payment received	—	(6,461)	—	(6,461)
Aggregate impact of non-GAAP adjustments	1,501	30,898	66,421	51,308

Adjusted operating income (loss)	$8,306	$(30,859)	$52,720	$(32,490)

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Gross profit	$116,585	$98,911	$459,461	$445,274

Non-GAAP adjustments:
Change of Control	—	—	905	—
Aggregate impact of non-GAAP adjustments	—	—	905	—

Adjusted gross profit	$116,585	$98,911	$460,366	$445,274

	Fourth Quarter Ended		Fiscal Year Ended
	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Selling, general and administrative expenses	$100,574	$117,587	$405,550	$447,343

Non-GAAP adjustments:
Fleet optimization	(571)	(1,546)	(1,428)	(3,086)
Restructuring costs	(498)	225	(11,678)	(10,458)
Change of control	—	—	(13,684)	—
Contract termination costs	—	—	(7,008)	(2,961)
Credit agreement / lender-required consulting fees		(1,012)	(2,390)	(1,762)
Canada distribution center closure	—	—	(781)	—
Professional and consulting fees	—	—	(580)	—
Provision for legal settlement	—	(3,000)	2,279	(3,000)
Settlement payment received	—	6,461	—	6,461
Aggregate impact of non-GAAP adjustments	(1,069)	1,128	(35,270)	(14,806)

Adjusted selling, general and administrative expenses	$99,505	$118,715	$370,280	$432,537

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	February 1, 2025	February 3, 2024*
Assets:
Cash and cash equivalents	$5,347	$13,639
Accounts receivable	42,701	33,219
Inventories	399,602	362,099
Prepaid expenses and other current assets	20,354	43,169
Total current assets	468,004	452,126

Property and equipment, net	97,487	124,750
Right-of-use assets	161,595	175,351
Tradenames, net	13,000	41,123
Other assets	7,466	6,958
Total assets	$747,552	$800,308

Liabilities and Stockholders’ Deficit:
Revolving loan	$245,659	$226,715
Accounts payable	126,716	225,549
Current portion of operating lease liabilities	67,407	69,235
Accrued expenses and other current liabilities	78,336	94,905
Total current liabilities	518,118	616,404

Long-term debt	—	49,818
Related party long-term debt	165,974	—
Long-term portion of operating lease liabilities	107,287	118,073
Other long-term liabilities	15,584	25,032
Total liabilities	806,963	809,327

Stockholders’ deficit	(59,411)	(9,019)
Total liabilities and stockholders’ deficit	$747,552	$800,308

* Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2024.

THE CHILDREN’S PLACE, INC.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	February 1, 2025
	Pre-Rights Offering	Adjustments	Post Rights Offering
		(in thousands)
Cash and cash equivalents	$5,347	$29,813	$35,160
Total assets	747,552	29,813	777,365

Related party long-term debt	165,974	(59,148)	106,826
Total liabilities	806,963	(59,148)	747,815

Stockholder's equity (deficit)	(59,411)	88,961	29,550
Total liabilities and stockholder’s equity (deficit)	$747,552	$29,813	$777,365

Number of shares of Common stock outstanding	12,782	9,231	22,013

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Fiscal Year Ended
	February 1, 2025	February 3, 2024
Net loss	$(57,819)	$(154,541)
Non-cash adjustments	160,143	197,448
Working capital	(219,918)	49,893
Net cash provided by (used in) operating activities	(117,594)	92,800

Net cash used in investing activities	(15,830)	(27,790)

Net cash provided by (used in) financing activities	128,398	(68,268)

Effect of exchange rate changes on cash and cash equivalents	(3,266)	208

Net decrease in cash and cash equivalents	(8,292)	(3,050)

Cash and cash equivalents, beginning of period	13,639	16,689

Cash and cash equivalents, end of period	$5,347	$13,639